Exhibit 99.1

Contact:

Ralph S. Sheridan	John S. Tritak
Chief Executive Officer and Secretary Good Harbor Partners Acquisition Corp. (781) 237-1014	Director Good Harbor Partners Acquisition Corp. (703) 812-9199

FOR IMMEDIATE RELEASE

GOOD HARBOR PARTNERS ACQUISITION CORP. ANNOUNCES

EXERCISE OF OVER-ALLOTMENT OPTION

Arlington, Virginia, March 20, 2006 – Good Harbor Partners Acquisition Corp. (OTC Bulletin Board: GHBAU and GHBBU) announced today that the underwriters for its initial public offering exercised their option to purchase 75,000 Series A Units and 690,000 Series B Units and purchased such units on March 20, 2006, generating gross proceeds of $7,606,500.

Each Series A Unit consists of two shares of Common Stock and ten Class Z Warrants and was sold at $8.50 per unit. Each Series B Unit consists of two shares of Class B Common Stock and two Class W Warrants and was sold at $10.10 per unit.

The 575,000 Series A Units and 5,290,000 Series B Units sold in the Company’s initial public offering (including those pursuant to the over-allotment option) generated total gross proceeds of $58,316,500. Of this amount, $53,429,000 was placed in trust. HCFP/Brenner Securities LLC acted as representative of the underwriters for the initial public offering and Legend Merchant Group, Inc. served as co-manager of the offering. A copy of the prospectus may be obtained from HCFP/Brenner Securities LLC, 888 Seventh Avenue, 17th Floor, New York, New York 10106.

Good Harbor Partners Acquisition Corp. was recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an entity that has an operating business in the security industry.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

#  #  #